EXHIBIT 4.3
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE REGISTERED HOLDER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE REGISTERED HOLDER OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE REGISTERED HOLDER, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED HOLDER HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE REGISTERED HOLDER OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
THE COMPANY MAY SUBSEQUENTLY ISSUE SUBORDINATED NOTES THAT ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THIS SECURITY BUT HAVE ORIGINAL ISSUE DISCOUNT. IN SUCH CASE, THE HOLDER OF THIS NOTE WILL BE DEEMED TO HAVE EXCHANGED A PORTION OF HIS SECURITIES OF THE COMPANY FOR SUCH NEWLY ISSUED SECURITIES WITH ORIGINAL ISSUE DISCOUNT. THE AGGREGATE PRINCIPAL AMOUNT OF SECURITIES OWNED BY SUCH HOLDER, HOWEVER, WILL NOT CHANGE AS A RESULT OF SUCH DEEMED EXCHANGE. WITH RESPECT TO SUCH NEWLY ISSUED SECURITIES WITH ORIGINAL DISCOUNT, A HOLDER MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, THE ISSUE PRICE AND THE YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST TO THE COMPANY.

No. R-	Subordinated Notes
Aggregate Principal Amount of $
13.5% Subordinated Note due 2013
CUSIP No.
          CENTERPLATE, INC., a Delaware corporation, promises to pay to The Bank of New York, or registered assigns, the principal sum listed on the Schedule of Increases or Decreases in Global Security attached hereto on December 10, 2013, subject to extension as provided herein.
          Interest Payment Dates: 20th Day of Each Month
          Record Dates: 10th Day of Each Month                             .

          Additional provisions of this Security are set forth on the other side of this Security.
          IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

CENTERPLATE, INC.

By:

Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK,

as Trustee, certifies that this is one of the Securities referred to in the Indenture.

By:

Authorized Signatory

13.5% Subordinated Note due 2013
          Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture (as defined).
1. Interest; Deferral; Extension of Maturity
          CENTERPLATE, INC., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company shall pay interest from                                          or from the most recent date to which interest has been paid or provided for, payable monthly on the 20th day of each month to Holders of record on the tenth day or the immediately preceding Business Day of such month, commencing                                         , 200_, provided that if any such day is not a Business Day, such day shall be the next Business Day.
          If and for so long as the Company is required to defer interest payments on the Securities pursuant to the terms of any Designated Senior Indebtedness, the Company shall defer such interest payments on the Securities; provided, however, that the Company shall not be required to defer such interest payments: (i) so long as an Event of Default has occurred and is continuing with respect to the Securities and the Securities have been accelerated; or (ii) for more than 24 months in the aggregate prior to December 18, 2008. During any period from December 20, 2008, through December 10, 2013, interest payments may be deferred for no more than 10 interest payment dates in the aggregate before current interest payments, including interest on deferred interest, must be resumed; provided, however, that for purposes of calculating the foregoing limitation, (i) any payment of deferred interest by the Company will be applied, first, to the interest payment, including interest on deferred interest, that (but for the deferral) would have been required to be made on the most recent interest payment date on which interest was deferred, and, thereafter (to the extent of any excess), successively, to the interest payment, including interest on deferred interest, that (but for the deferral) would have been required to be made on each next preceding interest payment date on which interest was deferred, and (ii) the number of interest payment dates for which interest will be treated as having been deferred will be reduced by the number of interest payment dates, if any, with regard to which interest was treated as paid in full pursuant to the foregoing ordering rule. If the maturity of the Securities is extended, interest will be deferred if required under any then outstanding Designated Senior Indebtedness in the same manner as during the period from December 20, 2008, through December 10, 2013. Deferred interest on the Securities will bear interest monthly at a rate equal to the stated annual rate of interest on this Security divided by 12. Such interest on deferred interest shall be payable monthly, subject to the provisions set forth herein. Any such interest on deferred interest that is deferred shall be treated as deferred interest. The Company shall pay deferred interest pursuant to the following provisions: (i) for any interest deferral prior to December 18, 2008, the Company must pay all deferred interest no later than December 18, 2008; (ii) for any interest deferral after December 18, 2008 and prior to December 10, 2013, the Company must pay all deferred interest no later than December 10, 2013; and (iii) subject to (i) and (ii) above, the Company may only pay deferred interest if such payment is permitted under (A) the Credit Agreement and any other then outstanding Designated Senior Indebtedness and (B) Article 10 of the Indenture
          The Company may extend the maturity of any Securities for two additional successive five-year terms, to December 10, 2018 and December 10, 2023, respectively, if the following conditions are satisfied:
          (1) during the twelve month period ending on the last day of the fiscal quarter ending at least 45 days prior to the end of the then-current term, the ration of Net Debt to Adjusted EBITDA is less than 5.00 to 1.00;
          (2) no Event of Default (including certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing with respect to the Securities;
          (3) no event of default has occurred and is continuing with respect to any other Indebtedness of the Company, or could occur as a result of such extension, including under any Designated Senior Indebtedness; and
          (4) there is no interest due but unpaid on the Securities or any other Indebtedness of the Company, other than trade payables in a non-material amount.
2. Method of Payment
          The Company shall pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the 10th day of each month even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States of America to holders in the U.S. that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Security (including principal, premium, if any, and interest), and the Securities may be exchanged or transferred, at office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the office of the Trustee maintained for such purpose at The Depository Trust Company, 55 Water Street, New York, NY 10041), except that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their registered addresses; provided, however, that payments on the Securities may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Securities, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paving Agent and Registrar
          Initially, The Bank of New York, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4. Indenture
          The Company issued the Securities under an Indenture dated as of December 10, 2003 (as amended from time to time, the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all terms and provisions of the Indenture, and Securityholders are referred to the Indenture and the TIA for a statement of such terms and provisions.
          The Securities are subordinated unsecured obligations of the Company, of which $95,677,065.00 in aggregate principal amount of Original Securities were initially issued on the December 10, 2003 and $9,567,706.50 in aggregate principal amount of Original Securities were issued on December 16, 2003 pursuant to the exercise of the over-allotment option pursuant to the Underwriting Agreement. Subject to the conditions set forth in the Indenture, the Company may issue an unlimited aggregate principal amount of Additional Securities. This Security is one of the Original Securities referred to in the Indenture. The Securities include the Original Securities and any Additional Securities. The Original Securities and any Additional Securities will vote together on all matters. Additional Securities shall be issued with terms identical to the Original Securities, except for any variation in issue price, issuance date and interest payable as a result of such dates. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur Indebtedness and issue Disqualified Stock and Preferred Stock; pay dividends on, and redeem, capital stock and redeem Indebtedness that is subordinate in right of payment to the Securities; make certain other Restricted Payments, including Investments; enter into consensual restrictions on the payment of certain dividends and distributions by Restricted Subsidiaries; enter into or permit certain transactions with Affiliates; create or incur Liens; and make Asset Sales. The Indenture also imposes limitations on the ability of the Company and the Guarantors to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company or the Guarantors.
          To guarantee the due and punctual payment of the principal and interest on the Securities and all other amounts payable by the Company under the Indenture and the Securities when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Securities and the Indenture, the Guarantors have jointly and severally unconditionally guaranteed the Guaranteed Obligations on a subordinated basis pursuant to the terms of the Indenture.

5. Optional Redemption
          After December 10, 2008, the Company may redeem the notes, at its option, at any time in whole and from time to time in part, for cash, at a “make-whole” redemption price equal to the greater of (1) the aggregate principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments to the scheduled maturity of the subordinated notes (assuming no subsequent extension thereof) of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a monthly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to but not including the redemption date.
6. Sinking Fund
          The Securities are not subject to any sinking fund.
7. Notice of Redemption
          Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his or her registered address. Securities may be redeemed in part. If money sufficient to pay the redemption price of and accrued and unpaid interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.
8. Repurchase of Securities at the Option of Holders upon Change of Control
          Upon a Change of Control, any Holder of Securities will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Securities of such Holder at a purchase price equal to 101% of the principal amount of the Securities to be repurchased plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.
9. Subordination
          The Securities are subordinated to Senior Indebtedness of the Company, as defined in the Indenture. To the extent provided in the Indenture, Senior Indebtedness of the Company must be paid before the Securities may be paid. The Company and each Guarantor agrees, and each Securityholder by accepting a Security agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.
10. Transfer; Exchange
          The Securities are in registered form without coupons. A Holder may transfer or exchange Securities in accordance with the Indenture. Upon any transfer or exchange, the

Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or to transfer or exchange any Securities for a period of 15 days prior to a selection of Securities to be redeemed.
11. Persons Deemed Owners
          The registered Holder of this Security may be treated as the owner of it for all purposes.
12. Unclaimed Money
          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
13. Discharge and Defeasance
          Subject to certain conditions, the Company at any time may terminate some of or all its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.
14. Amendment, Waiver
          Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended without prior notice to any Securityholder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and (ii) any Default or compliance with any provision may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder of Securities, the Company and the Trustee may amend the Indenture or the Securities (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article 5 of the Indenture; (iii) to provide for uncertificated Securities in addition to or in place of certificated Securities; (iv) to add Guarantees with respect to the Securities; (v) to secure the Securities; (vi) to add additional covenants or to surrender rights and powers conferred on the Company; (vii) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (viii) to make any change that does not adversely affect the rights of any Securityholder; (ix) to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Issuer (or any representative thereof) under such subordination provisions; or (x) to provide for the issuance of Additional Securities.

15. Defaults and Remedies
          Subject to Acceleration Forebearance Periods during which the principal amount of the Securities will not be due and payable by the Company or any Guarantor as described in the Indenture, if an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities may declare the principal of and accrued but unpaid interest on all the Securities to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Securities shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Securities may rescind any such acceleration with respect to the Securities and its consequences.
          If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Securities unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Securities have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Securities have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Securities are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
16. Trustee Dealings with the Company
          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

17. No Recourse Against Others
          A director, officer, employee or stockholder of the Company or any Guarantor shall not have any liability for any obligations of the Company or any Guarantor under the Securities, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
18. Authentication
          This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.
19. Abbreviations
          Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/GIMIA (=Uniform Gift to Minors Act).
20. Governing Law
          THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
21. CUSIP Numbers
          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          The Company will furnish to any Holder of Securities upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Security.

ASSIGNMENT FORM
To assign this Security, fill in the form below:
I or we assign and transfer this Security to
(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
          The initial principal amount of this Global Security is $105,244,771.50. The following increases or decreases in this Global Security have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this
	Principal Amount of this	Principal Amount of	Global Security following	Signature of authorized signatory of
Date of Exchange	Global Security	this Global Security	such decrease or increase	Trustee or Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE
          If you want to elect to have this Security purchased by the Company pursuant to Section 4.06 (Asset Sale) or 4.09 (Change of Control) of the Indenture, check the box:
Asset Sale ☐  Change of Control ☐
          If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.06 or 4.09 of the Indenture, state the amount:

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:

Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee.